Exhibit 10

April 24, 2002

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Exhibit 10 to Form N-1A

Calvert Variable Series, Inc.

File numbers 811-3591 and 2-80154

Ladies and Gentlemen:

As Counsel to Calvert Variable Series, Inc., it is my opinion, based upon an examination of the Articles of Incorporation, Amendments, Restatements and By-Laws and such other original or photostatic copies of Fund records, certificates of public officials, documents, papers, statutes, and authorities as I deemed necessary to form the basis of this opinion, that the securities being registered by this Post-Effective Amendment No. 46 will, when sold, be legally issued, fully paid and non-assessable.

Consent is hereby given to file this opinion of counsel with the Securities and Exchange Commission as an Exhibit to the Fund's Post-Effective Amendment No. 46 to its Registration Statement.

Sincerely,

Ivy Wafford Duke

Associate General Counsel

/s/ Ivy Wafford Duke